Exhibit 23.4

KPMG AG
Audit Financial Services
Badenerstrasse 172	P.O. Box	Telephone +41 44 249 31 31
CH-8004 Zurich	CH-8026 Zurich	Fax +41 44 249 23 19
Internet www.kpmg.ch

Consent of the Independent Registered Public Accounting Firm

Board of Directors

Credit Suisse Group AG

We consent to the use of our reports dated March 24, 2011 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, and notes for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of the Group, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus

Our reports contain an explanatory paragraph that states that the Group changed its method of accounting for variable interest entities in 2010 due to the adoption of ASU 2009-17.

KPMG AG

/s/ Marc Ufer	/s/ Simon Ryder
Marc Ufer	Simon Ryder
Licensed Audit Expert	Licensed Audit Expert
Auditor in Charge

Zurich, Switzerland

May 16, 2011

KPMG AG/SA, a Swiss corporation, is a subsidiary of KPMG Holding AG/SA, which is a subsidiary of KPMG Europe LLP and a member of the KPMG network of independent firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss legal entity.

Member of the Swiss Institute of Certified Accountants and Tax Consultants